Exhibit 99.1

Newark, NY – August 18, 2009 – IEC Electronics Corp. (IEC: NYSE Amex) today announced that Amy L. Tait was elected to the Board of Directors of the Company.   Ms. Tait currently serves as CEO of Broadstone Real Estate, LLC, a commercial real estate investment, management and development company.  Amy also serves as a director of Home Properties, Inc., (NYSE: HME), where she chairs their Real Estate Investment Committee.

Ms. Tait holds a BS in Engineering from Princeton University and an MBA from the Simon Graduate School of Business at the University of Rochester.  She serves on the boards of a number of regional and community organizations including the M&T Bank Regional Advisory Board.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We are very pleased that Ms. Tait has agreed to join the Board of IEC Electronics. Amy is a seasoned executive with excellent public company experience combining a strong technical background with a deep understanding of both the debt and equity markets.  She brings her talent, energy, and depth of knowledge at an exciting time in the Company’s growth phase.  I have had the chance to share some of Amy’s insights on a wide variety of issues and feel very fortunate that she is now part of our Board of Directors”

As a full service EMS provider, IEC is AS9100 and ISO-9001:2000 registered, and an NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and high reliability printed circuit board assembly, material procurement and control, manufacturing and test engineering support, and systems build. Information regarding IEC’s can be found on its web site at www.iec-electronics.com

Contact:	Heather Keenan	John Nesbett
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972 - 9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com